Our Ref:         NP/PL/E0387-003

Tel:                 +1 345 949 0699ext239

Cell:                +1 345 623 2362

E-mail:            npineda@traversthorpalberga.com

June 24, 2014

By Email and Courier

Embraer Overseas Limited

Dear Sirs

EMBRAER OVERSEAS LIMITED (the “Company”)

We have acted as counsel to the Company as to Cayman Islands law in connection with the registration, and offering by the holders thereof, of up to US$540,518,000 aggregate principal amount of 5.696% Senior Notes due 2023 issued by the Company and unconditionally guaranteed by Embraer S.A.and registered under the US Securities Act of 1933 (the "Notes") pursuant to the Documents (as defined in Schedule 1).

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and,except as expressly stated herein, we make no comment with regard to the representations and warranties which may be made by the Company in the Documents.

DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion.

ASSUMPTIONS

In giving this opinion we have relied upon the assumptions set out in Schedule 2 and elsewhere in this opinion, which we have not independently verified.

QUALIFICATIONS

The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.

OPINIONS

Based upon, and subject to, the assumptions and qualifications in this opinion, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.1          The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

1.2           The Company has the necessary corporate power and authority under its Memorandum and Articles of Association to enter into, execute, deliver and perform its obligations under the Documents and the Notes (as defined in Schedule 1).

1.3           The execution, delivery and performance of the Documentshave been duly authorised by and on behalf of the Company and the Documentshave been duly executed by and on behalf of the Company and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

1.4           The issue of the Notes and the execution, delivery and performance of the Supplemental Indenture and the Notes has been duly authorised by and on behalf of the Company and the Supplemental Indenture and the Notes, when duly executed by and on behalf of the Company by a person or persons authorised to execute the Supplemental Indenture and the Notes under the Resolutions and, when issued, delivered and authenticated in accordance with the provisions of the Indenture and the Registration Rights Agreement, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

We hereby consent to the filing of this opinion with the US Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement underthe caption “Legal Matters” and elsewhere in that Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933 or the rules and regulations of the Commission.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ travers Thorp Alberga

SCHEDULE 1

List of Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.              copies of the following documents listed in 1.1 to 1.3 inclusive:

1.1            an executed indenture, dated as of September 16, 2013 by and among the Company, Embraer S.A. as guarantor and the Bank of New York Mellon as trustee, registrar, transfer agent and principal paying agent (the “Indenture”);

1.2            an executed registration rights agreement, dated as of September 16, 2013 by and among the Company, Embraer S.A. and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Registration Rights Agreement”); and

1.3            a draft form of first supplemental indenture, to be entered into by and among the Company, Embraer S.A. as guarantor and the Bank of New York Mellon as trustee, registrar, transfer agent and principal paying agent (the “Supplemental  Indenture”);

2.               the certificate of incorporation of the Company dated September 22, 2006;

3.               the certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands on April 15, 2014 (the “Certificate of Good Standing”);

4.               the memorandum and articles of association of the Company as registered on 5 October 2006 (the “Memorandum and Articles of Association”) and the minute book, the register of directors and officers, the register of mortgages and charges and the register of members of the Company as maintained at its registered office in the Cayman Islands and reviewed by us on September 13, 2013, April 17, 2014 and on June, 23 2014 (the "Corporate Records");

5.               executed written resolutions of the board of directors of the Company approved on August 27, 2013, September 12, 2013 and June 23, 2014 (the “Resolutions”);

6.               an amendment No.1 on Form F-3 to the Form F-4 registration statement under the Securities Act of 1933 executed by the Company on or about the date of this opinion (the “Registration Statement”) and filed with the US Securities and Exchange Commission; and

7.               the Notes represented by the form of unrestricted global note filed as Exhibit 4.3 to the Registration Statement (the “Notes” and, together with the Indenture, the Supplemental Indenture and the Registration Rights Agreement, being referred to in this opinion as the “Documents”).

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1.              Where any of the documents provided to us are unexecuted, incomplete and/or undated, they will be duly executed, completed and/or dated (as the case may be) and delivered by all parties thereto in materially the same form as that provided to us and they will not be altered in any material way which affects this opinion.

2.              The Documents and the Notes have been or will be authorised, duly executed and unconditionally delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands).

3.              The:

3.1          Indenture and the Registration Rights Agreement were, on 16 September 2013 (being the “Execution Date”); and

3.2          Supplemental Indenture and the Notes will be,

executed and delivered by a director of the Company or by a person duly authorised to execute and deliver the Documents and the Notes on behalf of the Company pursuant to the Resolutions.

4.              The Documents and the Notes are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all the laws of all relevant jurisdictions (other than the laws of the Cayman Islands).

5.              The power, capacity and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Documents and the Notes.

6.              Each of the facts certified in writing to us by the directors of the Company are true and correct in all respects as at the date of this opinion.

7.              The choice of the laws of the jurisdiction selected as the governing law of each Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by any court of that jurisdiction and any other relevant jurisdiction (other than the Cayman Islands).

8.              The Documents and the Notes conform in every material respect to the versions of such Documents and the Notes provided to us and where provided in successive drafts have been marked to show all changes.

9.              Copies of documents provided to us are true and complete copies of the originals and all signatures, initials and seals are genuine.

10.            The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

11.            There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions given herein.

12.            All conditions precedent, if any, contained in the Documents have been or will be satisfied or waived.

13.            All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Indenture, the Supplemental Indenture and the Registration Rights Agreement and the Notes outside the Cayman Islands to ensure the legality, validity and enforceability of each of the Indenture, the Supplemental Indenture and the Registration Rights Agreement and the Notes have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

14.            Each director of the Company did, on the Execution Date and does now, consider the transactions contemplated by the Documents and the Notes to be of commercial benefit to the Company and has acted or will act, as the case may be, bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Documents and the Notes.

15.            No transaction contemplated by the Documents or the Notes was, on the Execution Date or is or will be, made by the Company for an improper purpose or wilfully to defeat an obligation owed to a creditor of the Company and at an undervalue.

16.            The Company was able, on the Execution Date and is able, to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Notes or the Documents is made in good faith and for valuable consideration.

17.            None of the parties to the Documents (other than the Company) is a company incorporated, or a partnership or a foreign company registered, under applicable Cayman Islands law.

18.            The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state and has no employees.

SCHEDULE 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1.              The term “enforceable” as used in this opinion means that the obligations assumed under the Notes and the Documents are of a type which the courts of the Cayman Islands (the “Courts”) will enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  For instance:

1.1            enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

1.2            enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

1.3            some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

1.4            where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws, or contrary to the public policy, of that jurisdiction;

1.5            the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles.  Currency indemnity provisions have not been tested, so far as we are aware, in the Courts;

1.6            obligations to make payments that may be regarded as penalties will not be enforceable;

1.7            the Courts may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents or the Notes in matters where they determine that such proceedings may be tried in a more appropriate forum; and

1.8            a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Documents or the Notes whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law, as amended, of the Cayman Islands (the “Companies Law”) including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

2.              Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of Section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to Section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company.  Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a "related party" of the company.  A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

3.              Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors, shall be voidable:

3.1          under section 146 of the Companies Law at the instance of the company's official liquidator; and

3.2          under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

4.              The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

5.              A certificate, determination, calculation or designation of any party to the Notes or the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

6.              In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

7.              We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions from the Documents or the Notes and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

8.              We make no comment with regard to the references to foreign statutes in the Documents or the Notes.

9.              Persons who are not party to any of the Notes or the Documents (other than beneficiaries under properly constituted trusts or persons acting pursuant to powers contained in a deed poll) under Cayman Islands law have no direct rights or obligations under the Documents or the Notes.

10.          Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing.  The term "good standing" as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.

11.          We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law or the Company's constitutional documents to the Company's shareholders or any other person.

12.          Preferred creditors under the Companies Law (as amended) of the Cayman Islands will rank ahead of unsecured creditors and will also rank ahead of secured creditors where the secured creditor's security is in the nature of a floating charge.

13.         As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the directors and other representatives of the Company.

14.          Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the Cayman Islands, a Court may decline to accept jurisdiction in any matter where:

14.1       it determines that some other jurisdiction is a more appropriate or convenient forum;

14.2       another court of competent jurisdiction has made a determination in respect of the same matter; or

14.3       litigation is pending in respect of the same matter in another jurisdiction.

Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.

Where a document provides for an exclusive jurisdiction clause submitting to a jurisdiction of a court other than the Courts, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the Courts, the Court may, if it is satisfied that it is just and equitable to allow such proceedings to continue in the Cayman Islands, (a) decline to stay proceedings issued in contravention of such provision or (b) grant leave to serve proceedings out of the Cayman Islands.